Exhibit 5.2

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

August 27, 2024

The Kroger Co.

1014 Vine Street

Cincinnati, Ohio 45202

Ladies and Gentlemen:

We have acted as counsel to The Kroger Co., an Ohio corporation (the “Company”), in connection with the offer and sale by the Company of $1,000,000,000 aggregate principal amount of the Company’s 4.700% Senior Notes due 2026 (the “2026 Notes”), $1,000,000,000 aggregate principal amount of the Company’s 4.600% Senior Notes due 2027 (the “2027 Notes”), $1,400,000,000 aggregate principal amount of the Company’s 4.650% Senior Notes due 2029 (the “2029 Notes”), $1,300,000,000 aggregate principal amount of the Company’s 4.900% Senior Notes due 2031 (the “2031 Notes”), $2,200,000,000 aggregate principal amount of the Company’s 5.000% Senior Notes due 2034 (the “2034 Notes”), $2,100,000,000 aggregate principal amount of the Company’s 5.500% Senior Notes due 2054 (the “2054 Notes”) and $1,500,000,000 aggregate principal amount of the Company’s 5.650% Senior Notes due 2064 (the “2064 Notes” and, together with the 2026 Notes, the 2027 Notes, the 2029 Notes, the 2031 Notes, the 2034 Notes and the 2054 Notes, the “Notes”), issued pursuant to an Underwriting Agreement, dated August 20, 2024 (the “Underwriting Agreement”), which is incorporated by reference in its entirety in the Pricing Agreement dated August 20, 2024 (the “Pricing Agreement”), by and among the Company and Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, as representatives of the several Underwriters named in Schedule I of the Pricing Agreement. The Notes are being issued pursuant that certain fiftieth supplemental indenture, dated as of August 27, 2024, to the base indenture, dated as of June 25, 1999, between the Company and U.S. Bank Trust Company, National Association (f/k/a Firstar Bank, N.A.), as trustee (the “Trustee”) (as amended and supplemented through the date hereof, the “Indenture”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of: (i) the Registration Statement of the Company on Form S-3 (File No. 333-265130), including the documents incorporated by reference therein, filed by the Company on May 20, 2022 (the “Registration Statement”); (ii) the prospectus dated as of May 20, 2022 (the “Base Prospectus”), which forms a part of the Registration Statement; (iii) the prospectus supplement, dated August 20, 2024 (together with the Base Prospectus, the “Prospectus”); (iv) the Indenture; (v) the forms of the officers’ certificates of the Company setting forth the terms of the Notes to be issued; (vi) specimens of the Notes; (vii) the Underwriting Agreement and Pricing Agreement; and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

March 21, 2024 Page 2

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Underwriting Agreement and Pricing Agreement. We have also assumed (i) the valid existence of the Company, (ii) that the Company has the requisite corporate company power and authority to enter into and perform the Notes, the Indenture, the Underwriting Agreement and the Pricing Agreement, (iii) the due authorization, execution and delivery of the Notes, the Indenture, the Underwriting Agreement and the Pricing Agreement by the Company, and (iv) the due authorization, execution and delivery of the Indenture and the Notes by the Trustee and its predecessor trustees, as applicable.

Based on the foregoing, and subject to the qualifications stated therein, we are of the opinion that the Notes (when delivered against payment therefor in accordance with the Underwriting Agreement and the Pricing Agreement and authenticated by the Trustee in accordance with the terms of the Indenture) will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinion expressed herein is limited to the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP